EXHIBIT 4.11

                               AMENDMENT NO. 2 TO
                        ASSET PURCHASE AND SALE AGREEMENT

     THIS AMENDMENT NO. 2 TO ASSET PURCHASE AND SALE AGREEMENT (this "AMENDMENT NO. 2") is made and entered into as of March 27, 2006, by and between Dictaphone Corporation, a Delaware corporation ("Dictaphone"), and NICE Systems Inc., a Delaware corporation ("BUYER"), in connection with that certain Asset Purchase and Sale Agreement, dated as of April 11, 2005, by and among Buyer and Dictaphone, as amended by Amendment No. 1 to the Asset Purchase and Sale Agreement dated as of May 31, 2005 between Dictaphone and Buyer (as so amended, the "Agreement").

                                   WITNESSETH:

     WHEREAS, pursuant to Section 11.12 thereof, the Agreement may be amended only by a written agreement signed by Buyer and Dictaphone; and

     WHEREAS, Buyer and Dictaphone are desirous of further amending the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. DEFINED TERMS

     All capitalized terms used in this Amendment No. 2 and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.

     2. FINAL ADJUSTMENT TO PURCHASE PRICE; CLOSING BALANCE SHEET

     (a) Pursuant to Section 2.5(b) of the Agreement, and without limiting the Buyer's rights under Article 9 of the Agreement, Dictaphone will pay to Buyer the sum of Two-Million Dollars (US$2,000,000.00) (such sum being the "FINAL ADJUSTMENT AMOUNT") as a final adjustment (decrease) to the Purchase Price under the Agreement, to be considered as such for accounting and all Tax purposes. Such Final Adjustment Amount shall be paid by deduction from the Indemnification Escrowed Funds in accordance with Section 4 of this Amendment No. 2. In addition, the parties agree that Buyer shall be entitled to all previously undistributed interest and other investment income earned with respect to the Indemnification Escrowed Funds.

     (b) Dictaphone will deliver to Buyer as promptly as practicable following the date hereof (and in any event, no later than April 15, 2006), an audited Closing Balance Sheet that reflects a Net Adjusted Working Capital Level that is less than $0.00 by an amount which is equal to the Final Adjustment Amount. Buyer and Dictaphone hereby acknowledge and agree that upon payment of the Final Adjustment Amount, all obligations and rights of either party under Section 2.5(b)(iv) and (v) of the Agreement are terminated, PROVIDED THAT Buyer shall retain all rights under Article 9 except as modified by this Amendment No. 2.

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     3. INDEMNIFICATION MODIFICATIONS.

     (a) Buyer hereby waives any rights to indemnification by Dictaphone or any successor or assign of Dictaphone arising from Section 9.1(b). The parties agree that this waiver shall not reduce or impair Buyer's ability to pursue remedies or implement any procedure contemplated in Article 9 with respect to indemnification claims arising from Section 9.1(a) or Section 9.1(c).

     (b) Dictaphone hereby waives any rights to indemnification by Buyer or any successor or assign of Buyer arising from Section 9.2(b). The parties agree that this waiver shall not reduce or impair Dictaphone's or any successor or assign of Dictaphone's ability to pursue remedies or implement any procedure contemplated in Article 9 with respect to indemnification claims arising from
Section 9.2(a) or Section 9.2(c).

     4. RELEASE OF ESCROW. Notwithstanding anything to the contrary in Section 2.7(a) of the Agreement or Section 4(b) of the Escrow Agreement, the parties hereto agree that the Final Adjustment Amount shall be paid out from the Indemnification Escrowed Funds to the Buyer or its designee, and the remaining $1,000,000 of the Indemnification Escrowed Funds shall be paid to Dictaphone or its designee. The parties further agree that all previously undistributed interest and other investment income earned with respect to the Indemnification Escrowed Funds shall be paid to the Buyer or its designee. Within five (5) Business Days following the delivery to Buyer by Dictaphone of the Closing Balance Sheet contemplated by Section 2(b) of this Amendment No. 2, the parties hereto shall execute and deliver to the Escrow Agent a Joint Written Direction in the form attached hereto as Exhibit A to effectuate the agreed payments. Any fees and expenses of the Escrow Agent shall be borne equally by the parties as provided in Section 10 of the Escrow Agreement.

     5. MISCELLANEOUS

     This Amendment No. 2 may not be modified or amended, or any of its terms or provisions (or the breach thereof) waived, except by an agreement in writing executed by the parties to this Amendment No. 2. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be carried out wholly within such State. The headings of the paragraphs of this Amendment No. 2 are inserted for convenience of reference only and shall not be deemed to constitute a part nor to affect the meaning or interpretation of any provisions of this Amendment No. 2. This Amendment No. 2 may be executed in counterparts, each of which shall be an original, and all of which together shall be one and the same instrument. Delivery of a counterpart by facsimile shall be as effective as delivery of an original counterpart.

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     IN WITNESS WHEREOF, Buyer and Dictaphone have caused this Amendment No. 2 to be duly executed and delivered, all as of the day and year first above written.

                                                     BUYER:

                                                     NICE SYSTEMS INC.


                                                     By: /s/ Ran Oz
                                                     --------------
                                                     Name:  Ran Oz
                                                     Title: CFO

                                                     DICTAPHONE:

                                                     DICTAPHONE CORPORATION


                                                     By: /s/ Scott Bloom
                                                     -------------------
                                                     Name:  Scott Bloom
                                                     Title: EVP